Exhibit 3.12

ARTICLES OF ORGANIZATION
FOR
 FLORIDA LIMITED LIABILITY COMPANY

ARTICLE I

NAME

The name of the limited liability company is LGI HOMES - FLORIDA, LLC (the “Company”),

ARTICLE II

ADDRESS

The mailing address and street address of the principal office of LGI HOMES - FLORIDA, LLC is 1450 Lake Robbins Dr., Suite 430, The Woodlands, Texas 77380.

ARTICLE III

REGISTERED AGENT, REGISTERED OFFICE
AND REGISTERED AGENT’S SIGNATURE
The name and the Florida street address of the registered agent are;
Name	Address
Capital Corporate Services, Inc.	155 Office Plaza Dr., Suite A Tallahassee, FL 32301

Having been named as registered agent and to accept service of process for the above stated limited liability company at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to not in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and am familiar with and accept the obligations of my position asregistered agent as provided for in Chapter 608, F.S.

/s/ Knsta Ali
Registered Agent’s Signature
Knsta Ali, Asst. Sec.

ARTICLE IV

MANAGER

The name and address of each Manager or Managing Member is as follows:

Name and Title	Address

Eric T. Lipar, Manager	1450 Lake Robbins Drive, Suite 430
The Woodlands, Texas 77380

REQUIRED SIGNATURE:

LGI Homes Group, LLC, Sole Member		ADDRESS

By:	/s/ Eric T. Lipar
Eric T. Lipar, Manager

(In accordance with section 608.408(3), Florida Statutes, the execution of this document constitutes an affirmation under the penalties of perjury that the facts stated herein are true. I am aware that any false information submitted in a document to the Department of State constitutes a third degree felony as provided for in s, 817,155,F.S.)